Exhibit 99.1

Feb. 24, 2004

DTE ENERGY POSTS SUMMARY
OF DETROIT EDISON INTERIM RATE ORDER

     DETROIT — DTE Energy (NYSE:DTE) today posted a summary of an interim rate order for Detroit Edison to its website at dteenergy.com.

     The summary provides a detailed discussion of the Michigan Public Service Commission’s Feb. 20 order granting interim rate relief to Detroit Edison.

     DTE Energy is a Detroit-based energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating companies are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and Michigan Consolidated Gas Co., a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at dteenergy.com.

Members of the Media — For Further Information:

Scott Simons (313) 235-8808	Lorie N. Kessler (313) 235-8807

Analysts — For Further Information: (313) 235-8030